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                                   Exhibit 2.4

                               GUARANTY AGREEMENT



     GUARANTY AGREEMENT ("Guaranty") dated as of June 5, 1996 by Kranson Industries, Inc., a Missouri corporation (the "Guarantor"), to and for the benefit of RXI Plastics, Inc., a Delaware corporation (the "Beneficiary"). Reference is hereby made to that certain Stock Purchase Agreement, by and between the Beneficiary, RXI Holdings, Inc., a Delaware corporation, and Texberry Acquisition, Inc., a Missouri corporation ("Buyer"), dated as of May 15, 1996 (the "Agreement"). Capitalized terms used and not defined herein shall have the meanings given them in the Agreement.

                                   WITNESSETH:

     WHEREAS, the Beneficiary and Buyer are parties to the Agreement, concerning the sale of all of the issued and outstanding shares of capital stock (the "Shares") of Texberry Container Corporation, a Texas corporation (the "Company");

     WHEREAS, the Beneficiary requires that the Guarantor execute and deliver this Guaranty to the Beneficiary as a condition precedent to the Closing under the Agreement;

     NOW, THEREFORE, in order to induce the Beneficiary to enter into the Stock Purchase Agreement to sell the Shares to Buyer, and to execute and deliver the Subordination Agreement referenced in the Stock Purchase Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees with and for the benefit of the Beneficiary as follows:

     1.   UNDERTAKING.

          (a) The Guarantor hereby fully and unconditionally guarantees all obligation of the Buyer (i) to pay the outstanding Deferred Payment amount and interest thereon when and to the extent such payment are payable in accordance with the Agreement, and (ii) to perform and make any payments required under
Section 10.4 of the Agreement.

          (b) The Guarantor hereby agrees to cause Buyer to perform and discharge fully and punctually all of Buyer's obligations under the Agreement.

          (c) The Guarantor further represents and warrants that this Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, that it has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Guaranty and to perform its obligations hereunder. The Guarantor's board of directors has duly and validly authorized and approved the form, execution and delivery of this Guaranty and the performance by the Guarantor of its obligations hereunder. No other permits, licenses, Consents, clearances or proceedings of any kind are required for the Guarantor's execution, delivery and performance of this Guaranty under, and neither the execution, delivery nor performance of this Guaranty by Guarantor will constitute a breach or default by Guarantor under, (i) the Organizational Documents of the Guarantor, (ii) any judgment, order, writ, injunction, decree, ordinance, law, rule, regulation, resolution or instrument of any federal, state or local Governmental Body, binding on Guarantor or (iii) any indenture, instrument or other Contract to which Guarantor is a party or by which Guarantor is bound.

          (d) This Guaranty is a guaranty of payment and performance and not merely of collection. The Guarantor agrees that, if Buyer shall fail to timely

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perform and discharge promptly any of its obligations or to pay any monetary obligations under the Agreement, whether or not performance is limited or restricted as a result of the terms, provisions or conditions of the Subordination Agreement, the Guarantor shall forthwith, upon demand, perform, discharge or pay the same in the same manner, at the same times, and to the same extent as Buyer is obligated to perform and pay the same without regard to the terms, provisions, and conditions of the Subordination Agreement. The Guarantor further agrees that the Beneficiary may proceed against the Guarantor to enforce the provisions of this Guaranty without having first proceeded against Buyer under the Agreement. Without limiting the generality of the foregoing, Guarantor shall pay (i) interest as and when provided in Section 2.2(b) of the Agreement, and (ii) principal as and when provided in Section 2.2(d) of the Agreement irrespective of whether Buyer is permitted to pay such interest or principal under the terms, provisions, or conditions of the Subordination Agreement or whether the mandatory prepayment provisions set forth in Section 2.2(d) of the Agreement are deemed enforceable against Buyer.



          (e) The Guarantor hereby agrees that all rights and remedies available against Buyer under the Agreement (including rights to arbitration and related procedures and remedies) shall also be available against and binding upon the Guarantor hereunder.

          (f) The Guarantor further agrees to pay any and all costs and expenses, including, without limitation, accountant's and attorneys' fees, disbursements and expenses, incurred by Beneficiary in enforcing any rights under this Guaranty.

     2. NO DISCHARGE. This Guaranty is a continuing guaranty and the obligations of the Guarantor hereunder will not be discharged, affected, impaired or released by: (a) any modification of, or amendment or supplement to, the Agreement; (b) any waiver, consent, extension or other action or inaction or any exercise or non-exercise of any right, remedy, or power; (c) any insolvency, bankruptcy, reorganization, liquidation, dissolution, or similar proceedings with respect to Buyer; or (d) any other occurrence, circumstances or grounds whatsoever that would release a guarantor, except performance in full of all obligations of Buyer in accordance with the terms and conditions of the Agreement, as the same may be amended, modified, supplemented or terminated from time to time.

     3. REINSTATEMENT. The Guarantor agrees that this Guaranty shall be automatically reinstated if and to the extent that any payment made by or on behalf of Buyer pursuant to the Agreement is rescinded or must be otherwise restored, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

     4. NOTICES. All notices and other communications which may be given under this Guaranty shall be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier, provided that a copy is mailed by certified mail, return receipt requested, (c) three (3) Business Days after deposit in the U.S. Mails, if mailed first class, by certified mail, return receipt requested or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth as follows:

If to the Guarantor:          Kranson Industries, Inc.
                              460 North Lindbergh
                              St. Louis, Missouri 63141
                              Attention:  Richard S. Glassman, President

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                              Facsimile:  314/579-5087

with a copy to:               Husch & Eppenberger
                              100 North Broadway, Suite 1300
                              St. Louis, Missouri 63102
                              Attention:  Maury B. Poscover, Esq.
                              Facsimile:  314/421-0239

If to the Beneficiary:        RXI Plastics, Inc.
                              11111 Santa Monica Boulevard
                              Suite 270
                              Los Angeles, California 90025
                              Attention:  Leon Farahnik
                              Facsimile:  301-473-9592

with a copy to:               Sidley & Austin
                              555 West Fifth Street
                              Suite 4000
                              Los Angeles, California 90013
                              Attention:  Moshe J. Kupietzky, Esq.
                              Facsimile:  213/896-6600

or at such other place as any such party may designate by notice duly given in accordance with this Section to the parties.

     5. SEVERABILITY. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction or with respect to any provision herein shall, as to such jurisdiction or provision, be ineffective only to the extent of such prohibition or unenforceability but shall not invalidate or render unenforceable such provision in any other jurisdiction, and shall not invalidate the remaining provisions hereof.

     6.   MISCELLANEOUS.

          (a) This Guaranty is a continuing guaranty and shall: (i) be binding upon the Guarantor and its successors and assigns; (ii) inure to the benefit of, and be enforceable by the Beneficiary, its successors, assigns and transferees, including its successors, assigns and transferees under this Guaranty and the Agreement, but shall not, and is not intended to, create rights in any third party; (iii) not be waived, amended or modified without the prior written consent of the Beneficiary; and (iv) be governed by, construed, applied or enforced in accordance with, the laws of the State of New York (without regard to the choice of law rules thereof), including all matters of construction, validity and performance.

          (b) Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of its obligations under the Agreement and this Guaranty and any requirement that Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Buyer or any other Person or any collateral.

          (c) No failure on the part of Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          (d) Guarantor hereby agrees that so long as it remains obligated under this Guaranty it will not dissolve, merge with and into any other corporation, or sell, convey, transfer or otherwise dispose of all or


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substantially all of its assets without Beneficiary's prior written consent, provided that no such consent shall be required with respect to any merger or consolidation of the Guarantor into or with another entity shall be required if the shareholders of the Guarantor and/or the immediate family members of Kenneth Kranzberg and Richard Glassman control a majority of capital stock and voting power of the resulting entity. Guarantor further agrees that it will not execute any agreement or instrument with or in favor of any Party that expressly limits or restricts Guarantor's ability to perform this Guaranty as and when required hereunder.

          (e) Guarantor hereby submits itself in any legal action or proceeding relating to this Guaranty or for enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.

          (f) Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court in New York, or that such proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

          (g) Guarantor hereby agrees that service of process in any such legal action or proceeding may be effected by mailing a copy thereof (by registered or certified mail, postage prepaid) to its address set forth herein.

     IN WITNESS WHEREOF, the Guarantor has executed this Guaranty as of the day and year first above written.

                                        KRANSON INDUSTRIES, INC.


                                        By:___________________________
                                           Name:
                                           Title:


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